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                                                                    EXHIBIT 99.1

        PLEASE CAREFULLY READ AND CONSIDER THE FOLLOWING INFORMATION AND
      THE INFORMATION CONTAINED IN THE ENCLOSED SCHEDULE 14D-9 RELATED TO
            THE UNSOLICITED OFFER TO PURCHASE YOUR PARTNERSHIP UNITS

                                                                   June 13, 2006

Dear First Wilkow Venture Limited Partners:

     On May 30, 2006 we were notified that MacKenzie Patterson Fuller, LP, as the manager or advisor of a number of purchasers ("Offerors"), had made an unsolicited offer to purchase all the Units of limited partnership in First Wilkow Venture, an Illinois limited partnership (the "Partnership"), at a price of $40.00 per Unit (subject to the terms and conditions set forth in the offer). The Offerors filed their offer with the Securities and Exchange Commission (the "SEC") and published it in a national news publication. To our knowledge as we write this letter, they have not yet mailed their offer to you. While you may never have seen or heard of the Offerors' offer, we are still required under the securities laws to respond to the Offerors' offer. As stated in more detail in the enclosed materials, we believe that the offer that the Offerors have made is far below the book value of your Units and is subject to the Partnership's right of refusal, meaning you would have to offer to sell your Units to the Partnership on the same terms before you could sell your Units to the Offerors. Therefore, we recommend that you reject their offer.

THE PARTNERSHIP'S GENERAL PARTNERS UNANIMOUSLY RECOMMEND THAT YOU REJECT THIS TENDER OFFER BASED ON THE FOLLOWING INFORMATION:

     - The offer price of $40.00 per Unit (subject to the terms and conditions set forth in the offer) is materially inadequate. It is less than half of the Partnership's net book value of $91.69 per unit as of December 31, 2005, as reported in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC.

     - Although not disclosed in the Offerors' offering documents, the Partnership's Agreement of Limited Partnership, as amended (the "Partnership Agreement"), contains terms that may prevent the Offerors' ability to purchase any Units under the offer. Section 16.1 of our Partnership Agreement provides that none of our limited partners may sell all or any portion of their Units without the consent of our general partners. Further, Section 16.2 of the Partnership Agreement grants the Partnership a "right of first refusal" if any limited partner receives a bona fide offer to buy such limited partner's Units. This means that any Unit holder who desires to tender their Units to the Offerors must first offer to sell such Units to the Partnership and comply with the requirements of Section 16.2 of the Partnership Agreement. Consequently, the Partnership, if it chooses, can buy any Unit at the Offerors' price from any of our limited partners who want to accept the offer. Under
       Section 16.2 of the Partnership Agreement, the Partnership has seven business days after proper written notification by a selling holder of Units to determine if the Partnership wants to purchase such Units from the selling holder on the same terms and conditions as the proposed sale.

     - It is unclear how the Offerors intend to proceed with their offer. Although the Offerors have filed their offering documents on Schedule TO with the SEC and disclosed their intention to mail the offering documents in their published announcement, as of the date of this letter, the Offerors have not mailed the offering documents to Unit holders as is customary.

                                          Sincerely,

                                          FIRST WILKOW VENTURE,
                                          an Illinois limited partnership
                                          By: A General Partner

                                          /s/ Marc R. Wilkow
                                          --------------------------------------
                                          Marc R. Wilkow
                                          A General Partner